Part II	Exhibit 15.1
Letter re: Unaudited Interim Financial Information

August 4, 2015

The Board of Directors and Shareholders:
CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, 333-141481 and 333-167746 on Form S-8 and 333-187440 and 333-200217 on Form S-3ASR and 333-205156 on Form S-3) of CVS Health Corporation of our reports dated May 1, 2015 and August 4, 2015 relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that are included in its Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts